AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2000
                                      REGISTRATION NO. 33-____________



               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                         ____________________

                               FORM S-8
                        REGISTRATION STATEMENT
                                Under
                      THE SECURITIES ACT OF 1933
                         ____________________

                          GTC TELECOM CORP.
        (Exact Name of Registrant as Specified in Its Charter)

           NEVADA                                      88-0318246
(State or Other Jurisdiction of                     (I.R.S. Employer
Incorporation or Organization)                      Identification No.)



                     3151 Airway Ave., Suite P-3
                     Costa Mesa, California 92626
     (Address of Principal Executive Offices, Including Zip Code)
                         ____________________

                          Employee Agreements
                         Consulting Agreements
                      Legal Services Agreements
                       (Full Title of the Plan)
                         ____________________

                            S. Paul Sandhu
                           President & CEO
                     3151 Airway Ave., Suite P-3
                        Costa Mesa, California
                            (714) 549-7700
      (Name, Address, and Telephone Number of Agent for Service)

                              COPIES TO:

                       M. Richard Cutler, Esq.
                           Cutler Law Group
                 610 Newport Center Drive, Suite 800
                   Newport Beach, California 92660
                            (949) 719-1977



                                 CALCULATION OF REGISTRATION FEE



                         Proposed Maximum  Proposed Maximum    Amount of
Title of Securities      Amount to be      Offering Price      Aggregate Offering   Registration
to be Registered         Registered        per Share(1)        Price                Fee
------------------------------------------------------------------------------------------------
Common Stock,
par value $0.001(2)           282,575      $       1.875      $        529,828     $      139.87

Common Stock,
par value $0.001(3)           425,000      $       1.875      $        796,875     $      210.38
------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE        707,575      $        2.75      $      1,326,703     $      350.25

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).
(2) Represents shares of Common Stock issued to consultants of the Company. Please refer to the Selling Shareholders section of this document.
(3) Represents shares of Common Stock underlying options issued to Officers and Directors of the Company. Please refer to the Selling Shareholders section of this document.

EXPLANATORY  NOTE

GTC Telecom Corp. ("GTC") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of common stock, $.001 par value per share, underlying options to purchase the Common Stock of GTC previously issued to certain officers of the Company.

Under cover of this Form S-8 is a Reoffer Prospectus GTC prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 707,575 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

GTC will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). GTC does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                                GTC TELECOM CORP.
                           3151 AIRWAY AVE., SUITE P-3
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 549-7700

                         707,575 SHARES OF COMMON STOCK


The shares of common stock, $0.001 par value per share, of GTC Telecom Corp. ("GTC" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans or pursuant to Options for the purchase of the Shares granted pursuant to employment benefit plans with GTC for employment, consulting and legal services that the Selling Shareholders provided to GTC.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. GTC will not receive proceeds from any of the sale the Shares. However, GTC will receive proceeds from the exercise of Options granted pursuant to the employee benefit plans for which some of the Shares underlie. GTC is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

GTC's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "GTCC".

                           ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 8.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                January 18, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information            4
Incorporated  Documents                             4
The  Company                                        5
Risk  Factors                                       7
Use  of  Proceeds                                  14
Selling  Shareholders                              14
Plan  of  Distribution                             14
Legal  Matters                                     14
Experts                                            15
                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

GTC is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows GTC to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

GTC's Annual Report on Form 10-KSB, dated October 13, 1999, is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at GTC, at GTC's executive offices, located at 3151 Airway Ave., Suite P-3, Costa Mesa, California 92626. GTC's telephone number is
(714) 549-7700. The Company's corporate Web site address is http://www.gtctelecom.com.

     THE  COMPANY

GTC is a provider of various Telecommunication and Internet related services, including long distance telephone, and calling card services as well as various Internet related services including Internet Service Provider Access and Web Page Hosting. On May 29, 1997, our founders formed GenX, LLC ("GenX") in the state of Delaware for the purpose of providing long distance telephone service. On February 3, 1998, GenX reorganized from a limited liability company to a corporation and changed its name to GenTel Communications, Inc., a Colorado corporation ("GenTel"). On August 31, 1998, GenTel was acquired by Bobernco, Inc., a Nevada corporation ("Bobernco"). Prior to its acquisition of GenTel, Bobernco had no significant operations. Immediately following the tranaction, our founder owned a majority of the outstanding stock of Bobernco, and thus had control of Bobernco. For accounting purposes we recorded the transaction as a reverse acquisition whereby GenTel was treated as having acquired Bobernco. Following the transaction, Bobernco changed its name to GTC Telecom Corp.

The founders of GenTel agreed to be acquired by Bobernco because Bobernco was a public company whose common stock was listed for trading on the Over The Counter Bulletin Board. As a public company, we felt that it would be easier to raise the money necessary to carry out our business plan.

Immediately prior to the acquisition, Bobernco had 1,800,000 shares of Common Stock outstanding. As part of Bobernco's reorganization with GenTel, Bobernco issued 8,986,950 shares of its Common Stock to the shareholders of GenTel in exchange for 8,986,950 shares of GenTel Common Stock. Subsequent to the acquisition, the former shareholders of GenTel constituted 83.31% of the total outstanding shares of the Common Stock of GTC and the original shareholders of Bobernco constituted 16.69% of the total outstanding shares of the Common Stock of the Company. Our common stock currently trades on the NASD OTC Bulletin Board under the symbol "GTCC."

BUSINESS  OF  THE  COMPANY

We currently offer a variety of services designed to meet its customer's telecommunications and Internet related needs. Our services currently consist of the following:

Telecommunications  Related  Services

We are currently licensed in 48 states and the District of Columbia to provide long distance telecommunications services. We primarily service small and medium sized businesses and residential customers throughout the United States. We have positioned ourselves to be a low-cost provider in the marketplace. By offering low rates, we expect to add customers at an accelerated pace. To date, we have operated as a switchless, nonfacilities-based reseller of long distance services. By committing to purchase large usage volumes from carriers such as MCI/WorldCom, Inc. pursuant to contract tariffs, we have been able to procure substantial discounts and offer low-cost, high-quality long distance services to its customers at rates below the current standard industry levels.

We currently provide long distance telephone service under a variety of plans. These include outbound service, inbound toll-free 800 service and dedicated private line services for data. We do not currently provide local telephone service. Our long distance services are billed on a monthly basis either directly by us or by the Local Exchange Carrier ("LEC") through the services of Billing Concepts, Inc. dba U.S. Billing ("USBI"). If these services are billed directly by us, the customer has a choice of paying by credit card or sending payment to us directly. If these services are billed by the LEC, the LEC is responsible for collecting the amount billed and remitting the proceeds to us. We are also in the process of purchasing a voice-over-IP ("VoIP") technology network to complement our long distance telecommunications services. In addition, we are also exploring the possibility of providing local telephone service. Whether we will be able to provide local telephone services is dependent on our ability to negotiate contracts with third-party providers of local telephone service on favorable terms. We have initiated negotiations with certain local telephone providers but have not reached any agreements. Therefore, there can be no assurances that we will be able to offer local telephone service.

Internet  Related  Services

We have also recently began providing a variety of Internet related services. These services, available to both consumer and business users, include prepaid calling cards at our ecallingcards.com web site; Internet Services Provider access through dial-up, Digital Subscriber Line ("DSL"), and Wireless T-1 methods; and Internet Web Page development and hosting services. Our Internet related services are billed using the same methods as those used for billing our Telecommunication services. Our Internet related services, with the exception of our prepaid calling cards, are provided pursuant to contracts with third-party providers, who remain our competitors. By contracting with third-party providers to purchase large quantities of usage volumes, we are able to secure significant discounts which then allows us to offer these services to our end-users at rates at or lower than our competitors.

Our Internet Service Provider Access service is currently provided on a nationwide basis. Dial-up service provides unlimited Internet access and several related services using conventional modems at access speeds up to 56 kbps for a $9.95 monthly fee. DSL service provides a faster, more efficient method for communicating digital data over telephone lines. DSL speeds are significantly faster than conventional modem speeds (up to 1.1 Mbps versus 56 kbps for Dial-up service). Our monthly DSL service charge ranges from $59.95 to $249.95 depending on speed and service options. We also charge a one-time set-up fee of $150.

Currently, our Wireless T-1 services are only available in the Southern California region. Wireless T-1 allows businesses to utilize connections at 1.5 Mbps without contracting for T-1 service from local telephone companies. Our Wireless T-1 Service fees range from $299 to $899 per month with a one-time set-up fee of $2,500. We plan on expanding this service to include other regions. Whether we are able to provide our Wireless T-1 services to other regions depends on whether we will be able to secure contracts with third-party suppliers on favorable terms. There can be no assurances that we will be able to obtain such contracts and therefore will be able to expand our Wireless T-1 service to other regions.

Our Internet Web Page Hosting services are currently available on a nationwide basis. Our Internet Web Page Hosting services provide space on our Web Server computers for customers to publish their own Web Pages. Our Internet Web Page Hosting fees are $29.95 per month, with a one-time set-up fee of $29.95.

                                  RISK  FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

EXTREMELY LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT. Our executive officers commenced our major lines of business B providing long distance and Internet service B relatively recently. Accordingly, your evaluation of GTC will be based on an extremely limited operating history. You must consider that our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stage of development in new and rapidly evolving markets. As of September 30, 1999, we had an accumulated deficit of $5,084,133. Although we have experienced revenue growth in recent months, there can be no assurance that our revenues will continue to increase. GTC has not achieved profitability to date, and we anticipate that we will continue to incur net losses for the foreseeable future. We currently expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and extend our Telecommunications and Internet related services. If these expenses exceed revenues, our business, results of operations and financial condition could be materially and adversely affected.

The extremely limited operating history of GTC and the uncertain nature of the markets addressed by GTC make the prediction of future results of operations difficult or impossible. Therefore, our recent revenue growth should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. We believe that period-to-period comparisons of our results of operations are not meaningful and that you should not rely on the results for any period as an indication of future performance.

WE ARE DEPENDENT ON A LIMITED NUMBER OF SUPPLIERS. We currently depend upon MCI/WorldCom, Inc., ("MCI/WCOM") as our sole provider of long distance service. We contract with MCI/WCOM to provide us with long distance services which we resale to our customers. We will continue to depend upon MCI/WCOM to provide transmission facilities, maintenance and international long distance services for the foreseeable future. This agreement is probably our most vital agreement and our ability to provide our long distance service depends upon whether we can continue to maintain a favorable relationship with MCI/WCOM. MCI/WCOM may terminate its contract with us for limited reasons, including for nonpayment by GTC, for national defense purposes or if the provision of services to GTC were to have a substantial adverse impact on MCI/WCOM's network. Under the terms of the contract, MCI/WCOM is required to provide us with a minimum notice of 5-days in the case of a material breach prior to termination of the contract. Although we have no specific contingency arrangements in place to provide service to our customers if MCI/WCOM were to discontinue its service to us, based upon discussions we have had with other long distance providers and based on such providers' published rates, we believe that we could negotiate and obtain contracts with other long distance providers to resell long distance services at rates at or below our current rates with MCI/WCOM. If we were to switch to another provider, however, we believe that it would take approximately thirty
(30) days to switch our customers to a new provider. Although we believe that we have the right to switch our customers without their consent to such other providers, our customers have the right to discontinue such service at any time. Accordingly, the termination or nonrenewal of our contract with MCI/WCOM or the loss of the telecommunications services provided by MCI/WCOM would likely have a material adverse effect on our results of operations and financial condition.

We currently use third party merchant card payment processing services to process our customer's credit card payments. Termination, disruptions, or reductions in the ability of our third party processing services to process our customer's credit card payments could disrupt our ability to collect payment for our services and could have a material adverse effect on our results of operations. The Company has experienced such disruptions in the past and may encounter such disruptions in the future. In an effort to minimize the effects of such disruptions, the Company is currently in the process of securing multiple merchant card payment processors. However, there can be no assurances that the Company will be able to secure such additional processors.

We currently use and will continue to use billing services provided by US Billing, a publicly traded company ("USBI"). USBI is in the business of providing billing services to the LEC. There can be no assurance that USBI will continue to offer us billing services on terms we find acceptable. USBI may decrease the extent to which its name may be used on bills for which it provides billing services. The loss of USBI's billing services or decreased customer awareness of the USBI name could have a material adverse effect on our marketing strategy and retention of existing customers.

We do not have our own Internet Network. We currently provide our Internet Service Provider Access services pursuant to a one-year agreement with Level 3 Communications, LLC ("Level 3") to provide its Internet Service Provider Access. The agreement, which began in July 1999, provides for us to initially pay $36,000 per month with an initial set-up fee of $8,000. As Level 3 is able to provide service throughout the nation, our monthly minimum commitment will increase from $36,000 per month to a maximum of $60,750 per month. In addition, we are committed to pay an additional set-up fee of up to $5,500. Although we believe that our relations with Level 3 are strong and should remain so with continued contract compliance, the termination of our contract with Level 3, the loss of Internet services provided by Level 3, or a reduction in the quality of service we receive from Level 3 could have a material adverse effect on our results of operations.

In an effort to reduce our monthly minimum usage fees for the provisioning of Internet Service Provider Access, on December 29, 1999 we entered into a one year agreement with Ziplink, Inc. for the provisioning of the Company's Internet Service Provider Access service. Pursuant to the Agreement, the Company is subject to a monthly minimum commitment of $500. In addition, we are committed to pay an additional set-up fee of $100. We are currently in the process of negotiating an early termination of our agreement with Level 3. Unless we are able to negotiate the termination of our agreement with Level 3 on more favorable terms, we will be committed to continue to pay Level 3's minimum usage fees of $36,000 per month until July 2000, or an aggregate of $252,000 over the remaining term of the contract.

Our Wireless T-1 services are currently provided pursuant to a contract with Global Pacific Internet ("Global"). Currently, our T-1 services are available only in the Southern California region. Under the terms of its contract with Global, we are not subject to a monthly minimum revenue commitment. Although we believe that our relations with Global are strong and should remain so with continued contract compliance, the loss of Wireless T-1 services provided by Global, or a reduction in the quality of service we receive from Global could have a material adverse effect on our results of operations. We anticipate that it would take between thirty (30) to sixty (60) days to locate a replacement supplier in the event that our agreement with Global is terminated. We currently plan to expand our Wireless T-1 services to other regions. However, there can be no assurances that we will or will be able to expand this service to other regions.

FUTURE CAPITAL NEEDS. To date, we have relied mostly on private funding from the sale of restricted shares of our Common Stock and short term borrowing to fund our operations. To date, we have generated little revenue and have extremely limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including our ability to market our services successfully, our cash flow from operations, and competing market developments. Our business plan requires additional funding beyond the proceeds previously generated from the sale of our restricted Common Stock. Consequently, although we currently have no specific plans or arrangements for financing, we intend to raise additional funds through private placements, public offerings or other financings. Any equity financings would result in dilution to our then-existing shareholders. Additionally, sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to us. If adequate funds are not obtained, we may be required to reduce or curtail operations. We currently anticipate that our existing capital resources will not be adequate to satisfy our current operating expenses and capital requirements for the next full fiscal year. Consequently, we may have to secure additional financing in order to develop our business plan.

THERE IS A LIMITED PUBLIC TRADING MARKET FOR OUR COMMON STOCK. Our Common Stock presently trades on the Nasdaq over-the-counter bulletin board under the symbol GTCC. There can be no assurance, however, that such market will continue or that investors in this offering will be able to liquidate their shares acquired in this Offering at the price herein or otherwise. There can be no assurance that any other market will be established in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. The price of our Common Stock may be highly volatile. Additionally, the factors discussed in this Risk Factors section may have a significant impact on the market price of the shares offered in this Reoffer Prospectus.

COMPETITION. The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants, including AT&T Corp., MCI/WorldCom, Sprint Corporation, local exchange carriers such as Bell Atlantic, and other national and regional interexchange carriers. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. We compete against various national and regional long distance carriers that are composed of both facilities-based providers (those that carry long distance traffic on their own equipment) and switchless resellers (those that resale long distance carried by facilities-based providers) offering essentially the same services as us. Several of our competitors are substantially larger and have greater financial, technical and marketing resources. Although we believe that we have the human and technical resources to pursue our strategy and compete effectively in this competitive environment, our success will depend upon our continued ability to profitably provide high quality, high value services at prices generally competitive with, or lower than, those charged by our competitors.

We expect to encounter continued competition from major domestic and international communications companies. In addition, we may be subject to additional competition due to the enactment of the Telecommunications Act, the development of new technologies and increased availability of domestic and international transmission capacity. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors, which may have financial, personnel and other resources significantly greater than those of GTC. Other potential competitors include cable television companies, wireless telephone companies, electric utilities, microwave carriers and private networks of large end users.

The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing transmission capacity for services similar to those provided by us. We cannot predict which of many possible future product and service offerings will be important to maintain our competitive position or what expenditures will be required to develop and provide such products and services.

The market for Internet-based online services is relatively new, intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of Internet Service Providers and online services competing for users' attention and spending has proliferated because of, among other reasons, the absence of substantial barriers to entry, and we expect that competition will continue to intensify. Many of our current and potential competitors such as Earthlink, PsiNet, AOL, UUNET, Microsoft Network, and Prodigy have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we are.

We currently believe that our Internet Related Services are marketed at competitive rates and provide quality and services comparable to our competitors. However, our Internet Related Services are intended more as a value added service to attract customers to the our Telecommunication Services as opposed to a revenue generating service. We are offering unlimited dial-up service for $9.95 per month and DSL service at rates raging from $59.95 to $249.95 per month. We anticipate that revenue generated exclusively from our Internet Related Services will be immaterial to our results of operations. Rather, we expect to derive sufficient revenue from our Telecommunication Services and Internet related advertising revenue to pay for the costs of our Internet Related Services.

We can make no representations or assurances that there will not be increased competition or that our projections will ever be realized due to the intensity of competition.

CONCENTRATION OF STOCK OWNERSHIP. As of December 31, 1999, the present directors and executive officers, and their respective affiliates beneficially owned approximately 38.38% of our outstanding common stock. As a result of their ownership, the directors and executive officers and their respective affiliates collectively are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of GTC.

DEPENDENCE ON MANAGEMENT. Our success depends, to a significant extent, upon certain key employees and directors, including primarily, Paul Sandhu, Eric Clemons, Mark Fleming, Gerald A. DeCiccio, John Eger and Clay T. Whitehead. The loss of services of one or more of these employees or director could have a material adverse effect on our business. In addition, we have substantial need for additional qualified management and marketing personnel. We believe that our future success will also depend in part upon our ability to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in attracting and retaining such personnel. Competition for such personnel is intense. We currently do not maintain a policy of key man life insurance on any employees.

MAINTENANCE OF CUSTOMER DATABASE. Our customers are not obligated to purchase any minimum usage amount and can discontinue service, without penalty, at any time. There can be no assurance that customers will continue to buy their long distance telephone service through us. In the event that a significant portion of our customers decide to purchase long distance service from another long distance service provider, there can be no assurance that we will be able to replace our customer base from other sources. Loss of a significant portion of our customers would have a material adverse effect on our results of operations and financial condition.

A high level of customer attrition is inherent in the long distance industry, and our revenues are affected by such attrition. Attrition is attributable to a variety of factors, including termination of customers by us for nonpayment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives.

LACK OF CONTROL OVER MARKETING ACTIVITIES. Certain marketing practices, including the methods and means to convert a customer's long distance telephone service from one carrier to another, have recently been subject to increased regulatory review at both the federal and state levels. This increased regulatory review could affect adversely the possible future acquisition of new business from other resellers. Our marketing activities mandate compliance with applicable state and federal regulations. We are unable to predict the effect of such increased regulatory review.

GOVERNMENT REGULATION. Our provision of communications services is subject to government regulation. Federal law regulates interstate and international telecommunications, while states have jurisdiction over telecommunications that originate and terminate within the same state. Changes in existing policies or regulations in any state or by the Federal Communications Commission ("FCC") could have a material adverse effect on our financial condition or results of operations, particularly if those policies make it more difficult for us to obtain service from MCI/WCOM or other long distance companies at competitive rates, or otherwise increase the cost and regulatory burdens of marketing and providing service. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on the business or financial condition or results of our operations.

We are subject to regulation by the FCC and by various state public service and public utility commissions as a nondominant provider of long distance services. We are required to file tariffs for interstate and international service with the FCC, which tariffs are presumed lawful and become effective on one day's notice. We are also required to file tariffs or obtain approval for intrastate service provided in most of the states in which we market long distance services. By engaging in direct marketing to end users, we will be subject to applicable regulatory standards for marketing activities and the increased FCC and state attention to certain marketing practices may become more significant to us.

ADVERSE EFFECT OF RAPID TECHNOLOGICAL CHANGE AND SERVICE. The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend on our ability to anticipate such changes, and to offer services on a timely basis that meet these evolving standards. There can be no assurance that we will have sufficient resources to make necessary investments or to introduce new services that would satisfy an expanded range of end user needs.

EXPANSION INTO NEW BUSINESS ACTIVITIES. We will market our long distance services directly to end users. Such direct marketing will increase our costs as we hire new employees, provide increased customer support and collection services, and acquire additional equipment. We also are required to comply with additional regulatory standards for direct marketing of telecommunications services.

PROTECTION OF PROPRIETARY INFORMATION. Currently, we do not hold patents or trademarks on any of our names, products or processes under development. We do, however, treat our technical data as confidential and rely on internal nondisclosure safeguards, as well as on laws protecting trade secrets, to protect our proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of our proprietary information or that others will not independently develop products or technology that are equivalent or superior to ours. We may receive in the future, communications from third parties asserting that our products infringe the proprietary rights of third parties. There can be no assurance that any such claims would not result in protracted and costly litigation, having a materially adverse and negative effect on us and our financial results.

DIFFICULTY OF PLANNED EXPANSION; MANAGEMENT OF GROWTH. We plan to expand our level of operations. Our operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, our planned expansion of operations may cause significant strain on our management, technical, financial and other resources. To manage our growth effectively, we must continue to improve and expand our existing resources and management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance, however, that we will successfully be able to achieve these goals. If we are unable to manage growth effectively, our operating results will be adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE. At the conclusion of this offering, a maximum of 17,127,574 shares of our Common Stock will be issued and outstanding, of which approximately 4,707,358 shares will be "restricted securities," and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of GTC, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, in certain brokerage transactions, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of GTC for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK. Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of our Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below current market prices therefore could represent further substantial dilution to investors in this Offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

AUTHORIZATION OF ADDITIONAL SHARES OF PREFERRED STOCK. Our shareholders have authorized us to amend our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. We anticipate amending our Articles as directed by our shareholders as soon as possible. Consequently, our Board of Directors will have the authority to fix the number of preferred shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, in a resolution or resolutions adopted by the Board of Directors providing for the issue of such shares. The Board of Directors will also be authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

YEAR 2000 COMPLIANCE. The Year 2000 (or "Y2K") issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For instance, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities. We have completed a review of our computer systems and non-information technology ("non-IT") systems to identify all systems that could be affected by the Year 2000 issue. We are dependent on third-party computer systems and applications, particularly with respect to such critical tasks as accounting, billing and our underlying carrier (MCI/WorldCom) of our long distance telephone service. We also rely on our own computer and non-IT systems (which consists of personal computers, internal telephone systems, internal network server, Internet server and associated software and operating systems). In conducting a review of our internal systems, we have performed operational tests of our systems which revealed no Y2K problems. As a result of our review, we have discovered no problems with our systems relating to the Y2K issue and believe that such systems are Y2K compliant. Additionally, we have obtained written assurances from all of our major suppliers of third-party computer systems and applications, indicating that they have completed a review of their respective computer systems and that such systems are Y2K compliant. Costs associated with our review were not material to our results of operations.

Although we did not experience any problems related to the Y2K issue at the turnover between the year 1999 and 2000, because of the complexity of the Y2K issue and the interdependence of organizations using computer systems, there can be no assurances that our efforts, or those of third parties with whom we interact, have fully resolved all possible Y2K issues. Failure to satisfactorily address the Y2K issue could have a material adverse effect on GTC. The most likely worst case Y2K scenario which management has identified to date is that, due to unanticipated Y2K compliance problems, we may be unable to bill our customers, in full or in part, for services used. Should this occur, it would result in a material loss of some or all gross revenue for an indeterminable amount of time, which could cause us to cease operations. Although we have received written assurances from our major suppliers that they are, or will be, Year 2000 compliant, should any such supplier fail to adequately address the Year 2000 problem, our only recourse for any damages suffered as a result would be through litigation. We have not yet developed a contingency plan to address this worst case Y2K scenario, and do not intend to develop such a plan in the future.

                                USE  OF  PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders. However, we will receive proceeds from the exercise of the options held by the Selling Shareholders. All proceeds received as a result of the exercise of those options will be used as working capital for our operations.


                              SELLING SHAREHOLDERS

The Shares of GTC to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with GTC for consulting services they provided to GTC. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of December 31, 1999, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.

                        % OF SHARES
                          NUMBER OF   NUMBER OF SHARES          OWNED BY
SELLING                SHARES OWNED      REGISTERED BY  NUMBER OF SHARES   SHAREHOLDER
SHAREHOLDERS            BEFORE SALE         PROSPECTUS  OWNED AFTER SALE     AFTER SALE
------------            -----------     --------------  ----------------   -----------
Paul Sandhu(1)            4,271,108           175,000         4,096,108        23.97%

Eric Clemons(2)           1,404,152            75,000         1,319,152         7.72%

Clay T. Whitehead(3)        526,316           175,000           351,316         2.06%

Rebecca Raff                 75,000            75,000                 0         0.00%

Joe Farris                   40,000            40,000                 0         0.00%

Jonathan Eng                  8,500             8,500                 0         0.00%

Robert Gleckman              40,000            40,000                 0         0.00%

Martin Williams              33,575            16,575            17,000         0.10%

Edwin Wong                   20,000            20,000                 0         0.00%

Sonya Fukuda                 12,500            12,500                 0         0.00%

Dan W. Baer                 125,000            25,000           100,000         0.59%

Dean Kern                    20,000            20,000                 0         0.00%

M. Richard Cutler (4)        40,000            25,000            15,000         0.09%

(1) Mr. Sandhu is currently the President and CEO of GTC. The securities registered pursuant to this Reoffer Prospectus represents 175,000 shares of common stock underlying options to purchase up to 175,000 shares of GTC's common stock at an exercise price of $0.235 per share granted pursuant to Mr. Sandhu's employment agreement. These options are vested and immediately exercisable.

(2) Mr. Clemons is currently the Chief Operating Officer and Secretary of GTC. The securities registered pursuant to this Reoffer Prospectus represents 75,000 shares of common stock underlying options to purchase up to 75,000 shares of GTC's common stock at an exercise price of $0.235 per share granted pursuant to Mr. Clemons's employment agreement. These options are vested and immediately exercisable.

(3) Mr. Whitehead is currently a director of the Company. The securities registered pursuant to this Reoffer Prospectus represents 175,000 shares of common stock issued to Mr. Whitehead pursuant to option agreements issued as compensation for Mr. Whitehead's services as a director of the Company.

(4) Mr. Cutler is GTC's securities attorney. The securities registered pursuant to the Reoffer Prospectus represents shares of common stock issued to Mr. Cutler in exchange for legal services provided to GTC.


                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Nasdaq Over-the-Counter Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. The Cutler Law Group and its employees currently holds 40,450 shares of the Company's Common Stock.

                                     EXPERTS

The balance sheets as of June 30, 1999 and 1998 and the statements of operations shareholders' equity and cash flows for the two years ended June 30, 1999 of GTC Telecom Corp., have been incorporated by reference in this Registration Statement in reliance on the report of Corbin & Wertz LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.   INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

(i) The Registrant's Annual Report on Form 10-KSB filed with the Commission on October 13, 1999.

(ii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, counsel to the Company.

Mr. M. Richard Cutler, principal of the Cutler Law Group is the beneficial owner of 40,000 shares of Common Stock of the Company. 25,000 shares of the foregoing are being registered for sale herein. Other employees of the Cutler Law Group hold an additional 450 shares of the Common Stock of the Company.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.  EXHIBITS

5.1 Opinion of M. Richard Cutler, Esq., counsel to the Registrant, regarding legality of securities being registered.

10.1 Employment Agreement by and between GTC and Paul Sandhu, dated December 1, 1998 (incorporated by reference to Exhibit 10.8 of the Registrant's Form 10-SB).

10.2 Employment Agreement by and between GTC and Eric Clemons, dated December 1, 1998 (incorporated by reference to Exhibit 10.6 of the Registrant's Form 10-SB).

10.3          Stock  Option  Agreement by and between Clay T. Whitehead and GTC.

10.4 Letter Agreement between GTC and Rebecca Raff regarding issuance of stock.

10.5 Letter Agreement between GTC and Joe Farris regarding issuance of stock.

10.6 Letter Agreement between GTC and Jonathan Eng regarding issuance of stock

10.7          Letter   Agreement  between  GTC  and  Robert  Gleckman  regarding
              issuance  of  stock.

10.8          Letter  Agreement  between  GTC  and  Martin  Williams   regarding
              issuance  of  stock.

10.9 Letter Agreement between GTC and Edwin Wong regarding issuance of stock.

10.10 Letter Agreement between GTC and Sonya Fukuda regarding issuance of stock.

10.11         Consulting  Agreement  between  GTC  and  Dan  W.  Baer.

10.12 Letter Agreement between GTC and Dean Kern regarding issuance of stock.

10.13 Letter Agreement between GTC and Cutler Law Group regarding issuance of stock.

23.1          Consent  of  M.  Richard  Cutler  (included  in  Exhibit  5.1).

23.2          Consent  of  Corbin  &  Wertz LLP, Independent Public Accountants.


ITEM  9.     UNDERTAKINGS.

(a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To  include  any prospectus required by section 10(a) (3) of the Securities
Act  of  1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on January 18, 2000



                                            GTC  TELECOM  CORP.

                                            /s/ S. Paul Sandhu
                                            By: S.  Paul  Sandhu
                                            Its: President  &  CEO



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




/s/  S.  Paul  Sandhu           President,  CEO  and  Director
S.  Paul  Sandhu



/s/  Eric  A.  Clemons          Secretary, Chief Operating Officer and Director
Eric  A.  Clemons


/s/  Gerald  A.  DeCiccio       Chief  Financial  Officer
Gerald  A.  DeCiccio